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                                [LETTERHEAD]

PERSONAL AND CONFIDENTIAL


April 15, 1999


Board of Directors
United States Satellite Broadcasting Company, Inc.
3415 University Avenue
St. Paul, Minnesota 55114

Re: Registration Statement of General Motors Corporation relating to General Motors Corporation Class H Common Stock being registered in connection with the proposed merger of United States Satellite Broadcasting Company, Inc. with and into Hughes Electronics Corporation.

Gentlemen:

Reference is made to our opinion letter dated December 10, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $.0001 per share (the "Class A Shares"), and holders of the outstanding shares of Common Stock, par value $.0001 per share, (such shares, collectively with the Class A Shares, the "Shares"), of United States Satellite Broadcasting Company, Inc. (the "Company") of the Stock Consideration and the Cash Consideration (as defined herein) to be received for Shares pursuant to the Agreement and Plan of Merger, dated as of December 11, 1998, among General Motors Corporation, its subsidiary Hughes Electronics Corporation and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY - The Merger - Opinions of The U.S. Satellite Broadcasting Financial Advisors," "THE MERGER - Background of the Merger," THE MERGER - Recommendation of the Committee of Disinterested Directors And The U.S. Satellite Broadcasting Board And Reasons For The Merger" and "THE MERGER - Opinions of the U.S. Satellite Broadcasting Financial Advisors - Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Company's Proxy Statement/Prospectus in the above-mentioned Registration Statement.


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United States Satellite Broadcasting Company, Inc.
April 15, 1999
Page Two


In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,




/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)